SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 12, 2005

Northern States Power Company

(Exact name of registrant as specified in its charter)

Wisconsin

(State or other jurisdiction of incorporation)

001-03140	39-0508315
(Commission File Number)	(IRS Employer Identification No.)

1414 W. Hamilton Avenue, Eau Claire, Wisconsin	54701
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 715-839-2625

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

2006 General Rate Case

Northern States Power Company, a Wisconsin corporation, (NSP-Wisconsin) filed an electric and natural gas rate case, as amended on Sept. 28, 2005, to reflect higher energy costs.  The amended filing requested an electric revenue increase of $53.1 million, or 13.4 percent, and a natural gas revenue increase of $7.7 million, or 4.8 percent, based on an 11.9 percent return on equity and a 56.32 percent common equity to total capitalization ratio.  On October 12, 2005, the staff of the Public Service Commission of Wisconsin (PSCW) filed testimony regarding the electric and natural gas increase request.  The staff testimony indicated that NSP-Wisconsin has a 2006 test year electric revenue deficiency of $45.4 million, or 11.4 percent, and a natural gas revenue deficiency of $5.8 million, or 3.5 percent, based on an 11.0 percent return on equity and a 56.43 percent common equity to total capitalization ratio.

Intervenor testimony was also filed on October 12, 2005.  Consultants representing the industrial intervenor group advocated a return on equity of 10.5 percent and a common equity to total capitalization ratio of 51 percent, as well as modifications to NSP-Wisconsin’s class cost of service study and rate design that would benefit their clients.  Testimony submitted on behalf of the U.S. Department of Defense and all other federal executive agencies advocated a 10.25 percent return on equity and a common equity to total capitalization ratio of 56.3 percent, as well as cost allocations and rate design to benefit the Fort McCoy military installation.

Both the staff of the PSCW and the industrial intervenor group suggested that the PSCW consider whether it should continue to authorize a common equity to total capitalization ratio and return on equity comparable to other A or AA rated Wisconsin utilities or use metrics appropriate to a BBB+ credit rating.

Hearings are scheduled to begin on Nov. 1, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Northern States Power Company (a Wisconsin Corporation)

/s/ GARY R. JOHNSON
Gary R. Johnson
Vice President and General Counsel
October 18, 2005